Exhibit 4.35.1

DATED 1st DECEMBER 2009

AMENDMENT AGREEMENT

between

CEMEX, S.A.B. de C.V.

acting for itself and as agent on behalf of each Obligor

and

CITIBANK INTERNATIONAL PLC

acting for itself and as Administrative Agent on behalf of the Finance Parties

and

WILMINGTON TRUST (LONDON) LIMITED

acting as Security Agent

RELATING TO THE INTERCREDITOR

AGREEMENT DATED 14 AUGUST 2009

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(RWB/RYZS/VJ)

Exhibit 4.35.1

THIS AGREEMENT is dated 1st December 2009 and made between:

(1)	CEMEX, S.A.B. de C.V. (the “Parent”) (for itself, and in accordance with Clause 34.7 and 38.1(c) of the Financing Agreement, on behalf of each Obligor);

(2)	CITIBANK INTERNATIONAL PLC, for itself and as administrative agent of the Finance Parties under the Intercreditor Agreement (the “Administrative Agent”); and

(3)	WILMINGTON TRUST (LONDON) LIMITED (the “Security Agent”).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Financing Agreement” means the financing agreement dated 14 August 2009 and made between (amongst others) (1) CEMEX, S.A.B. de C.V.; (2) the financial institutions and noteholders named therein in their capacity as Participating Creditors; (3) Citibank International PLC, acting as Administrative Agent; and (4) Wilmington Trust (London) Limited, acting as Security Agent.

“Intercreditor Agreement” means the intercreditor agreement dated 14 August 2009 and made between (amongst others) (1) CEMEX, S.A.B. de C.V.; (2) the financial institutions and USPP Noteholders named therein in their capacity as Participating Creditors; (3) Citibank International PLC, acting as Administrative Agent; and (4) Wilmington Trust (London) Limited, acting as Security Agent.

1.2	Incorporation of defined terms

(A)	Unless a contrary indication appears, a term defined in the Intercreditor Agreement has the same meaning in this Agreement.

(B)	The principles of construction set out in the Intercreditor Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

1.4	Third party rights

Except as otherwise expressly provided in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Intercreditor Agreement, the Parent and the Administrative Agent designate this Agreement as a New Finance Document.

2.	Amendment

With effect from the date of this Agreement, the Intercreditor Agreement shall be amended as set out in Schedule 1 (Amendments to Intercreditor Agreement) to this Agreement.

3.	Continuity, No novation and Further assurance

3.1	Continuing obligations

The provisions of the Intercreditor Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

3.2	No novation

The amendment of the Intercreditor Agreement does not constitute a novation of the obligations of the parties thereto.

3.3	Further assurance

The Parent shall, at the request of the Administrative Agent or of the Security Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

4.	Costs and Expenses

The Parent shall within fifteen days of receipt of demand pay (or procure to be paid) the Administrative Agent and the Security Agent the amount of all legal fees reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of this Agreement.

5.	Consent of the Instructing Group

Pursuant to Clause 19.1 (Required consents) of the Intercreditor Agreement, by signing this Agreement:

(a)	the Administrative Agent hereby confirms that it has received the consent of the Instructing Group to the amendments to the Intercreditor Agreement as set out in Clause 2 (Amendment); and

(b)	the Security Agent hereby consents to the Amendments to the Intercreditor Agreement as set out in Clause 2 (Amendment) pursuant to Clause 19.1(a).

6.	Miscellaneous

6.1	Incorporation of terms

The provisions of Clause 17 (Notices), Clause 18.1 (Partial invalidity), Clause 18.3 (Remedies and waivers) and Clause 22 (Enforcement) of the Intercreditor Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” are references to this Agreement.

6.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.	Governing Law

This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

Schedule 1

Amendments to Intercreditor Agreement

1.	Consequential amendment to the Retention Threshold Amendment

In paragraph (b) of the definition of “Refinancing” in Clause 1.1 (Definitions) of the Intercreditor Agreement, the words “to the extent required under the Financing Agreement” shall be added after the words “the Facilities” and before the words “; and”.

2.	Intercreditor Amendment

Paragraph (a) of the definition of “Additional Notes” in Clause 1.1 (Definitions) shall be deleted in its entirety and replaced with the following:

“(a)	the proceeds of which are applied:

(i)	to refinance Existing Notes or existing Additional Notes which are secured equally and rateably with other Financial Indebtedness of the Debtors on the terms provided for in this Agreement; or

(ii)	to refinance the Facilities, to the extent required under the Financing Agreement; and”.

SIGNATURES

EXECUTED AS A DEED

The Parent

CEMEX, S.A.B. de C.V. (for itself and as agent on behalf of each Obligor)

By:	/s/ Héctor Medina

Address:	Ricardo Margain Zozaya
# 325, Col. Valle Del
Caypestre, San Pedro
Garca Garcia, Nuevo León
México CP. 66265

Witness:	/s/ Roger Saldána

The Administrative Agent

CITIBANK INTERNATIONAL PLC

By:	/s/ Trevor Laflin

The Security Agent

WILMINGTON TRUST (LONDON) LIMITED (for itself and as agent on behalf of the Instructing Group pursuant to Clause 19.3 of the Intercreditor Agreement)

By:	/s/ Elaine Lockhart